EXHIBIT 1

                                  J. MICHAELS
                          CERTIFIED PUBLIC ACCOUNTANT
                                223 MAIN STREET
                              WOODBRIDGE, NJ 07095
                                     -----
                                (732) 634-0148
                            FAX NO. (732) 855-4961

                      Report of Independent Accountants

To the Board of Directors of
MH Elite Portfolio of Funds, Inc.

We have examined management's assertion about MH Elite Portfolio of Funds, Inc. (the "Company") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of December 15, 1999 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 15, 1999, and the period from November 16, 1999 through December 15, 1999 with respect to agreement of purchases and sales of securities and similiar investments, without prior notice to management.

Reconciliation of confirmation results as to all such securities and similiar investments to the books and records of the Company and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion the MH Elite Portfolio of Funds, Inc. was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of December 15, 1999 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of MH Elite Portfolio of Funds, Inc. and Securities and Exchange Commission and should not be used for any other purpose.


J. Michaels, CPA
Woodbridge, NJ

December 27, 1999